EXHIBIT 10.1

                              CONSULTING AGREEMENT

                    This Consulting Agreement (the "Agreement") is entered into by and between Richard L. Crandall (the "Consultant") and Giga Information Group, Inc. (the "Company") as of August 29, 2002.

                    The Consultant has been requested by the Company to provide consulting services and advice as requested by the Company in accordance with the terms, covenants and conditions set forth below.

In consideration of the following terms, covenants and conditions, the parties agree as follows:

                    1. Term. The term of the Agreement shall be the period commencing on August 29, 2002 and ending on the day that is thirty (30) days after the appointment of a new President and Chief Executive Officer of the Company, provided that either party may terminate the Agreement upon not less than thirty (30) days' prior written notice to the other.


                    2. Services. The Consultant agrees to serve as a consultant to the Company during the term of the Agreement, to provide the following services: (a) from August 29, 2002 to and including October 31, 2002 (the date as to which Robert Weiler shall cease to act as full-time President and Chief Executive Officer) the Consultant shall (i) serve as Non-Executive Chairman of the Board of Directors of the Company (the "Board"), acting as chairman of meetings of the Board and performing such other duties as are assigned to him by the Board in accordance with the By-laws of the Company, and (ii) serve as Chairman and supervise the activities of the Search Committee that was appointed by the Board on August 29, 2002, to identify potential candidates to serve as


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President and Chief Executive Officer of the Company; and (b) from November 1,
2002 until the end of the term of the Agreement the Consultant shall render the services set forth in Section 2(a) hereof and in addition, the Consultant shall
(i) interact with the officers of the Company, providing advice, guidance and knowledge related to strategy and executive management as reasonably required by the Company, (ii) represent the Company in the Consultant's capacity as Chairman of the Board where necessary to provide an element of continuity, (iii) interact with the Chief Financial Officer of the Company, providing advice, guidance and expertise related to financial matters, (iv) brief the Board, from time to time, regarding the status of the Company's affairs, and (v) assist with the transition of the new President and Chief Executive Officer of the Company. The Consultant shall allocate approximately 1/3 of his business time to rendering services to the Company hereunder. Nothing contained herein shall preclude the Consultant from representing, performing services for or being employed by such additional clients, persons or companies (other than a competitor of the Company) as the Consultant in his sole discretion sees fit, so long as such activities do not conflict or interfere with the Consultant's performance under the Agreement.


                    3. Independent Contractor. The Consultant shall be an independent contractor in the making and performance of the Agreement and is not, and shall not be construed to be, an employee, agent or servant of the Company. The Company shall have no liability whatsoever for withholding, collection or payment of income taxes or for taxes of any other nature on behalf of the Consultant, and the Consultant hereby agrees to indemnify the Company for any liability, cost or expense incurred by the Company as a result of the Company's failure to withhold. Under no circumstances shall the Consultant have



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or claim to have power of decision hereunder in any activity on behalf of the
Company, nor shall he have the power or authority hereunder to obligate, bind or commit the Company in any respect. It is specifically understood that the Company shall not, with respect to the Consultant's services, exercise or have the power to exercise such control over the Consultant as would indicate or establish that a relationship of employer and employee exists between the Consultant and the Company. The Consultant is free to engage at the Consultant's expense such other employees or agents of the Consultant that the Consultant deems necessary for the satisfactory completion of the performance of the services set forth in Section 2 hereof, provided that any such employees or agents first execute the Company's standard form of Confidential and Proprietary Information, Trade Secrets and Non-Solicitation Agreement. The parties further agree that the Consultant shall have the right to control the manner and means by which the contracted performance of his services is achieved, subject only to the satisfaction of the Company as to the quality, effectiveness and timeliness of the required results.


                    4. Fees and Expenses. The Company shall pay the Consultant a fee at the rate of $11,111 per month for the term of the Agreement. The aforementioned fee is based on the Consultant devoting approximately 1/3 of his business time to consulting services for the Company hereunder and will be equitably adjusted for any mutually agreed upon change of hours of services provided. The fees for services shall be paid monthly. If either party terminates the Agreement before the expiration of the term specified in paragraph 1, the fees owed shall be prorated according to the number of full or partial months elapsed. The Company agrees to reimburse the Consultant for reasonable travel, living and related expenses incurred by the Consultant when



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requested by the Company to travel hereunder, upon submission of appropriate documentation. Airplane travel shall comply with the Company's Business Travel and Expense Policy.


                    5. Stock Option. Simultaneously with the execution of the Agreement on October 2, 2002 the Company's Compensation Committee has (a) granted to the Consultant a five-year, non-qualified stock option for 30,000 shares of the Company Common Stock (25,000 shares relating to the commencement of the services set forth in Section 2 hereof and an additional 5,000 shares for services provided by the Consultant in September 2002); and (b) authorized the grant to the Consultant on the last business day of each month, beginning on October 31, 2002, of a five-year non-qualified stock option for 5,000 shares of the Company Common Stock, so long as the Consultant performs his services pursuant to Section 2 hereof and until such time as the new President and Chief Executive Officer is appointed. Each option granted pursuant to this Section 5 will: (a) be granted under the Company's 1999 Share Incentive Plan with an exercise price equal to the Fair Market Value of the Common Stock at the time of grant, in accordance with a customary stock option agreement and grant letter to be entered into with the Consultant; (b) provide for immediate vesting; and (c) be subject to the terms and conditions of the Company's 1999 Share Incentive Plan.


                    6. Confidential Information. The Consultant understands and acknowledges that during the term of the Agreement he may have access to and become acquainted with certain confidential information and trade secrets, which are private or confidential in that they are not generally known or available to the public, or give the Company, and its subsidiaries and related companies, an opportunity to obtain an advantage over competitors who do not know or use such information. The Consultant agrees that he shall not disclose any such



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confidential information or trade secrets to any person or entity, either directly or indirectly, or use said confidential information or trade secrets for his personal benefit or in any other way, except in the performance of the Consultant's responsibilities set forth in the Agreement. However, this obligation will not apply to information which is or becomes publicly available without fault on the part of the Consultant, is already in the Consultant's possession prior to the time the Consultant gains access to the data under the Agreement, is independently developed by the Consultant, or is rightfully obtained from third parties. Upon termination of the Agreement, the Consultant shall return to the Company all copies of all data, materials and documents that belong to the Company (whether or not such data, materials or documents were prepared by the Company, the Consultant or others).


                    7. Governing Law. The Agreement shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts.


                    8. Arbitration. (a) All disputes between the Consultant (and his attorneys, successors and assigns) and the Company (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner to any and all disputes arising out of or relating to the Agreement or the interpretation or breach thereof ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than the Company and the Consultant) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and



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unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims, except that the Company may, at its option, seek injunctive relief and damages in court for any breach of Section 6 of the Agreement. Subject to the foregoing sentence, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.


                    (b) Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in the Agreement. In any arbitration, the burden of proof shall be allocated as provided by applicable law. Either party may bring an action in court to compel arbitration under the Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under the Agreement shall be conducted at the Company office or branch where the Agreement was executed or, in the event the branch is no longer in operation, at the Company office geographically closest to the place where the Agreement was executed. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section. The fees of the arbitrator shall be split between both parties equally. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall nor be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.



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                    9. Survival. The rights and obligations of the Consultant
and the Company set forth in Sections 4, 6 and 8 shall survive the expiration or termination of the Agreement.


                    10. Entire the Agreement; Amendments. The Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties relating to the subject matter hereof. Any amendment or modification to the Agreement must be made in writing and signed by both parties. Nothing contained herein shall affect the Consultant's rights or obligations as a director of the Company or any other compensation he may receive in such capacity.


                    11. Counterparts. The Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.


                    12. Notices. All notices under the Agreement shall be in writing and delivered in person or sent by telefax or by registered mail, charges prepaid. Any notice given hereunder shall be deemed to be received and effective (i) on the date of such delivery or (ii) on the date of receipt of confirmation by answerback, in the case of telefax, in each case to the appropriate address or telefax number set forth below (or to such other addresses or telefax numbers as a party may designate as to itself by notice to the other party):


                  If to the Company:

                           Giga Information Group, Inc.
                           One Longwater Circle
                           Norwell, Massachusetts  02061
                           Telefax:  (781) 871-4098
                           Attention:  Victoria M. Lynch



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                  If to the Consultant:

                           601 E. Hopkins Ave., Suite 202
                           Aspen, Colorado 81611
                           Telefax:  (970) 920-1528



                    13. Assignability. The Consultant may not assign, transfer, pledge, encumber or hypothecate the Agreement, or any of his rights hereunder (whether by operation of law or otherwise), and the Agreement shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition of the Agreement, contrary to the provisions hereof, and the levy of any attachment or similar proceeding upon the Agreement, or the Consultant's rights hereunder, shall be null and void and without effect, but the benefits and obligations of the Consultant hereunder shall inure to the benefit of and shall be binding upon his heirs, executors, administrators, and legal representatives. The Agreement shall inure to the benefit of and shall be binding upon the Company and its successors.




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                    IN WITNESS WHEREOF, the parties hereto have executed the
Agreement on this 2nd day of October 2002.

Richard L. Crandall

601 E. Hopkins Ave., Suite 202
Aspen, Colorado 81611

/s/ RICHARD L. CRANDALL
-----------------------

Date:  October 2, 2002
      ------------------


Giga Information Group, Inc.
One Longwater Circle
Norwell, Massachusetts  02061

By:  /s/ VICTORIA M. LYNCH
    -----------------------

Name:  Victoria M. Lynch
       ------------------

Title:  Senior Vice President and CFO
        ------------------------------

Date:   October 2, 2002
        ---------------




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